Exhibit 99.1

NEWS RELEASE

For more information, contact: Kirk Whorf Senior Vice President and Chief Financial Officer kwhorf@northstatebank.com 919-855-9925	October 1, 2002

NORTH STATE BANCORP ANNOUNCES
STOCK SPLIT TO BE EFFECTED AS A 10% STOCK DIVIDEND

Raleigh, NC…At its regularly scheduled meeting on September 26, 2002, the board of directors of North State Bancorp voted to effect a stock split in the form of a 10% stock dividend, announced Larry D. Barbour, president and CEO for North State Bancorp. The dividend is payable December 15, 2002 to shareholders of record as of November 15, 2002.

“We are pleased with the growth and profitability of our subsidiary, North State Bank”, said Barbour. “Since North State Bank opened in 2000, this is the second stock distribution we have approved. This stock split to be effected at a 10% stock dividend is a way to reward our shareholders who provided the necessary capital to allow us to build a high performing community bank in Wake County .”

As a result of the stock split, shareholders of record will receive one share of North State Bancorp stock for every ten shares they currently hold.

Scott & Stringfellow in Raleigh makes a market in North State Bancorp stock.

As of June 30, 2002, North State reported total assets of $165 million, total deposits of $137 million and total loans of $106 million.

North State Bancorp is the parent holding company of North State Bank. North State Bank is a full service community bank, founded in 2000, headquartered in Raleigh and currently serving Wake County with two offices, one in Raleigh and one in Garner. For more information, visit our website at www.northstatebank.com

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This news release may contain forward-looking statements regarding future events. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including our limited operating history, changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934.